Exhibit 3.1

GOV NEW OPPTY REIT

DECLARATION OF TRUST

Dated June 23, 2017

This DECLARATION OF TRUST is made as of the date set forth above by the undersigned Trustees (with their successors, the “Trustees”).

ARTICLE I

FORMATION

The Trust is a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (“Title 8”). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended from time to time (the “Code”)).

ARTICLE II

NAME

The name of the Trust is: GOV NEW OPPTY REIT

Under circumstances in which the Board of Trustees of the Trust (the “Board of Trustees”) determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

ARTICLE III

PURPOSE AND POWERS; TITLE TO PROPERTY

Section 1.    Purposes. The purposes for which the Trust is formed are to, directly or indirectly, invest in and acquire, hold, manage, lease, administer, control and dispose of property and companies which own property, including, without limitation or obligation, engaging in business as a real estate investment trust under the Code.

Section 2.    Powers. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in this Declaration of Trust.

Section 3.    Title to Trust Property. All property owned by the Trust shall be owned by the Trust as an entity and the shareholders of the Trust (the “Shareholders”, and, individually, a “Shareholder”) shall not have any ownership interest in any Trust property in their individual name or right, and the Shareholders’ interest in the Trust shall be personal property for all purposes.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose post office address is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

Section 1.    Powers. Subject to any express limitations contained in this Declaration of Trust or in the Bylaws, if any, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board of Trustees shall have full, exclusive and absolute power, control and authority over any and all property of the Trust.

The Board of Trustees, without any action by the Shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from the Shareholders; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Section 2.    Number. The number of Trustees shall be two, which number may thereafter be increased, and if more than two, decreased, by the Trustees then in office from time to time; however, the total number of Trustees shall not be less than two and not more than fifteen. Any vacancy created by an increase shall be filled by appointment by the then Trustees. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his term.

Section 3.    Initial Board of Trustees. The names of the Trustees who shall serve until the first annual meeting and until their successors are duly elected and qualify are:

Adam D. Portnoy

Barry M. Portnoy

Section 4.    Term. The Trustees shall be elected at each annual meeting of the Shareholders and shall serve until the next annual meeting of the Shareholders and until their successors are duly elected and qualify.

Section 5.    Removal. A Trustee may be removed, at any time, with or without cause, by the affirmative vote of the holders of a majority of the Shares (as defined below) then outstanding and entitled to vote generally in the election of Trustees.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

The beneficial interest in the Trust shall be divided into transferable shares of beneficial interest (“Shares”) evidenced by certificates. The total number of Shares that the Trust has authority to issue is 1,000, consisting of 1,000 Common Shares, $.01 par value per share. The Board of Trustees, by amendment to this Article VI, may classify or reclassify any unissued Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Shares.

The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligations for future payment or otherwise) as the Board of Trustees may deem advisable

(or without consideration in the case of a share split or share dividend), subject to such restrictions or limitations, if any, as may be set forth in this Declaration of Trust or the Bylaws.

ARTICLE VII

SHAREHOLDERS

There shall be an annual meeting of the Shareholders, to be held on proper notice to the Shareholders, at such time and place as shall be determined by resolution of the Board of Trustees.

ARTICLE VIII

LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS,

EMPLOYEES AND AGENTS AND TRANSACTIONS BETWEEN THEM AND THE TRUST

Section 1.    Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the property or affairs of the Trust.

Section 2.    Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor the repeal of this Section, nor the adoption, amendment or repeal of any other provision of this Declaration of Trust that may be inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 3.    Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

Section 4.    Indemnification. The Trust shall have the power, to the maximum extent permitted by Maryland law, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, each Shareholder, Trustee (including any person who, while a Trustee of the Trust, is or was serving at the request of the Trust as a director, officer, partner, trustee, employee or agent of another foreign or domestic real estate investment trust, corporation, partnership, joint venture, trust, other enterprise or employee benefit plan), officer, employee or agent from all claims and liabilities to which such person may become subject by reason of his or her being or having been a Shareholder, Trustee, officer, employee or agent.

Section 5.    Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions provided in this Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind (including, without limitation, for the purchase or sale of property or for any type of services, including those in connection with the underwriting or the offer or sale of securities of the Trust) with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, regardless of whether any of them has a financial interest in the contract or transaction.

ARTICLE IX

AMENDMENT

Section 1.    General. This Declaration of Trust may not be amended except as provided in this Article IX.

Section 2.    By Trustees. The Trustees may amend any provision of this Declaration of Trust from time to time to enable the Trust to qualify as a real estate investment trust under the Code or under Title 8.

Section 3.    By Shareholders. Except as provided in Section 2 of this Article IX, this Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon. Any such amendment shall first be approved and declared advisable by the Trustees.

ARTICLE X

DURATION OF TRUST

The Trust shall continue perpetually unless terminated pursuant to any applicable provision of Title 8.

ARTICLE XI

MISCELLANEOUS

This Declaration of Trust is executed by the Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed in accordance with the laws of the State of Maryland without regard to conflicts of law provisions thereof.

[Signature page follows]

IN WITNESS WHEREOF, this Declaration of Trust has been executed as of the date set forth above by the undersigned Trustees, who acknowledge that this document is their act, that to the best of their knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

/s/ Adam D. Portnoy
Adam D. Portnoy, Trustee

/s/ Barry M. Portnoy
Barry M. Portnoy, Trustee

[Signature Page to GOV NEW OPPTY REIT Declaration of Trust]